Synergen Law Group

A Professional Law Corporation

May 13, 2015

Mr. Fabio Galdi, CEO World Media & Technology Corp. 600 Brickell Avenue, Suite 1775 Miami, FL 33131	Via email only with hard copy to follow only upon written request.

Re:

World Media & Technology Corp.

Registration Statement on Form S-1

Dear Mr. Galdi:

You have asked me to provide World Media & Technology Corp., (the “Company”) with a legal opinion in connection with the Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission concurrently herewith relating to the offering of 13,812,850 shares of the Company’s common stock (the “Shares”) that were issued to Power Clouds, Inc. (“PWCL,” formerly World Assurance Group, Inc.), which in turn will, upon effectiveness of the Registration Statement, distribute those Shares to its shareholders (“Shareholders”).

My opinion is based on review of the following:

1.

The Company’s Articles of Incorporation, including all amendments thereto, and Bylaws;

2.

PWCL’s Articles of Incorporation, including all amendments thereto, and Bylaws;

3.

Form S-1, to be filed with the Securities and Exchange Commission (“SEC”) concurrently herewith, together with exhibits;

4.

Stock Purchase Agreement between Elena Shmarihina and PWCL dated October 14, 2012, as amended;

5.

Stock Purchase Agreement between Alexander Averchenko and PWCL dated October 14, 2012, as amended;

6.

Purchase and Intercompany License Agreement between the Company and PWCL dated October 29, 2014 and accompanying proof of payment for shares purchased;

7.

The Company’s Certified Shareholder List dated March 31, 2015 ;

8.

PWCL’s Certified Shareholder List dated May 5, 2015;

9.

Certain minutes and resolutions for both the Company and PWCL related to the Shares; and

10.

The Company’s periodic reports on forms 10-Q and 10-K, Such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photo copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution

819 Anchorage Place, Suite 28  Tel.  619.475.7882

Chula Vista,  CA  91914 Fax.  866.352.4342

Mr. Fabio Galdi, CEO

World Media & Technology Corp.

May 13, 2015

Page | 2

and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

LEGAL OPINION

Based upon the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that the Shares, when originally issued to PWCL, were duly and validly authorized for issuance and were legally and validly issued, fully paid and non-assessable.

I am of further opinion that, upon effectiveness of the Registration Statement, the distribution of Shares by PWCL to its Shareholders is valid under Nevada law and the bylaws of PWCL.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Nevada, including all statues, including the rules and regulations underlying those provisions, applicable judicial and regulatory determinations, and provisions of the Nevada Constitution that affect the interpretation of the General Corporation Law of the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, the use of our name under the caption “Legal Matters” and to the reference to our firm under the caption “Experts” in the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Regards,

SYNERGEN LAW GROUP

/s/ Karen Batcher

Karen A. Batcher, Esq.

kbatcher@synergenlaw.com